CURTISS-WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
As Amended and Restated effective January 1, 2015
SECOND INSTRUMENT OF AMENDMENT
Recitals:

1.
Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss‑Wright Corporation Savings and Investment Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2015.

2.	Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan for the following reasons:

a.	To provide for the eligibility of members of certain EMD unions for the CW Savings Contribution, effective August 16, 2015; and

b.
To reflect the terms of a new collective bargaining agreement covering Employees of the Company’s Target Rock operations that provides for Matching Contributions for such Employees hired on or after January 1, 2014, effective January 1, 2017.

3.	Section 12.01(a) of the Plan permits the Company to amend the Plan at any time and from time to time.

4.	Section 12.01(b) authorizes the Administrative Committee to adopt Plan amendments on behalf of the Company under certain circumstances.

5.	Certain of the Plan amendments described herein shall be subject to approval by the Board of Directors.
Amendments to the Plan:

1.	Effective January 1, 2017, Section 1.15 is amended by adding a new paragraph as the third paragraph thereof, to read as follows:
Notwithstanding the foregoing provisions of this Section 1.15, for purposes of Section 3.07(c)(iii), Compensation means an Employee’s base pay, not including overtime or premium pay.

2.	Effective July 1, 2015, Section 2.01(e) is amended in its entirety to read as follows:

(e)
Effective as of July 1, 2015, and notwithstanding the provisions of Sections 2.01(a) and (c), but subject to Appendix A, each Employee, other than a member of a unit of Employees covered by a collective bargaining agreement, with the exception of (i) the collective bargaining agreement covering Employees of Williams Controls, Inc., (ii) the collective bargaining agreement covering Employees of the Engineered Pump Division of the Employer that had adopted the EMS Plan, and (iii) the collective bargaining agreement covering Employees of the Target Rock operations of Curtiss-Wright Flow Control Corporation, shall be eligible to become a Member as of any Enrollment Date following the date on which he became an Employee. In no event shall a Casual Employee, Co-Op Student Employee or Temporary Employee be eligible to become a Member.

3.	Effective January 1, 2017, the first paragraph of Section 3.07(c) is amended in its entirety to read as follows:
From and after January 1, 2014, the Employer shall contribute on behalf of each of its Frozen Members, other than a member of a unit of Employees covered by a collective bargaining agreement, with the exception of (i) the collective bargaining agreement covering Employees of Williams Controls, Inc., (ii) effective as of December 31, 2014, a collective bargaining agreement covering Employees of the Employer that had adopted the EMS Plan, and (iii) effective as of January 1, 2017, the collective bargaining agreement covering Employees of the Target Rock operations of Curtiss-Wright Flow Control Corporation, and Acquired Members who elected to make Deferred Cash Contributions, Roth Deferred Cash Contributions, and/or After-Tax Contributions, Matching Contributions in an amount equal to 50% of the Deferred Cash Contributions, Roth Deferred Cash Contributions, and/or After-Tax Contributions made by the Member to the Plan that do not exceed the first 6% of the Member’s Compensation during each payroll period.

4.	Effective August 16, 2015, Section 3.07A(a) is amended in its entirety to read as follows:
For any Plan Year beginning on or after January 1, 2014, the Employer may make CW Savings Contributions in an amount to be determined by the Employer, as of the last day of the Plan Year, on behalf of each Frozen Member, other than a member of a unit of Employees covered by a collective bargaining agreement, with the exception of (i) the collective bargaining agreement covering Employees of Williams Controls, Inc., (ii) effective for any Plan Year beginning on or after January 1, 2015, the collective bargaining agreement covering Employees of the Engineered Pump Division of the Employer that had adopted the EMS Plan and (iii) effective as of August 16, 2015, the collective bargaining agreements between the Employer that had adopted the EMS Plan and (A) the International Brotherhood of Electrical Workers Local 1914 and (B) the Association of Westinghouse Salaried Employees, and Acquired Member who is described in the following sentence. Any CW Savings Contributions shall be allocated to the Employer Account of each eligible Member employed by the Employer on the last day of the Plan Year who had completed a Year of Eligibility Service during the Plan Year (and, for the Plan Year beginning on January 1, 2015, each eligible Member described in Section 6.02(a)(vii) and (viii)) and such allocation shall be based on the ratio that each such Member’s Compensation bears to the total Compensation of all such Members for the Plan Year (and, for the Plan Year beginning on January 1, 2015, such Compensation for the portion of the Plan Year beginning on August 16, 2015, in the case of each eligible Member described in (iii) above). In no event, however, shall the portion of the CW Savings Contributions allocated on behalf of any Member described in the preceding sentence for any Plan Year exceed 3% of such Member’s Compensation for the Plan Year (and, for the Plan Year beginning on January 1, 2015, such Compensation for the portion of the Plan Year beginning on August 16, 2015, in the case of each eligible Member described in (iii) above).
IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2016.

Curtiss-Wright Corporation
Administrative Committee

By:	/s/ Paul J. Ferdenzi